Exhibit 99.1

ConnectM Announces Agreement to Acquire a Controlling Interest in DeliveryCircle

~ Advances M&A Strategy with First Acquisition Following Public Debut in July 2024 ~

~ Enters $165B U.S. Couriers and Local Delivery Services Market ~

~ DeliveryCircle Provides Immediate Accretive Financial Metrics to ConnectM ~

Marlborough, MA, August 6, 2024 – ConnectM Technology Solutions, Inc. (Nasdaq: CNTM) (“ConnectM” or the “Company”), a technology company focused on the electrification economy, today announced it has signed a definitive agreement (the “Purchase Agreement”) to acquire a controlling interest in DeliveryCircle, a nationwide technology enabled final mile delivery company which connects businesses looking for a last-mile delivery solution, with a complete network of over 500,000 drivers. The acquisition of DeliveryCircle marks ConnectM’s first strategic acquisition since the Company’s public debut last month via a business combination with special purpose acquisition company, Monterey Capital Acquisition Corporation and will expand ConnectM’s operations into the last-mile transportation and logistics vertical in the United States. DeliveryCircle’s transportation and logistics technology and provider network is an adjacent electrification opportunity in the markets of ConnectM’s current operations.

Transaction Overview

Under the terms of the Purchase Agreement, ConnectM will acquire a controlling interest in DeliveryCircle for a purchase price of up to approximately $5.2 million. The transaction closed on August 5, 2024.

Aligned with ConnectM’s M&A growth strategy, DeliveryCircle enables business owners to focus on their core operations by managing last-mile delivery needs. ConnectM will leverage Decios, DeliveryCircle’s mobile app-based technology, and its extensive network of independent contractors, to optimize delivery routes and manage dispatch operations across the USA. DeliveryCircle’s asset-light business model, which relies on agile capacity and low overhead, presents a seamless integration opportunity for ConnectM's connected operations and fleet electrification mission. With a strong emphasis on customer satisfaction and technological innovation, Delivery Circle leads in logistics solutions based on a zero-asset model.

Bhaskar Panigrahi, Chairman and Chief Executive Officer of ConnectM, commented, “We are thrilled to welcome DeliveryCircle into the ConnectM family as we embark on our inorganic growth strategy. This acquisition complements the robust organic growth we have achieved in recent years. DeliveryCircle brings immediate synergies, driving profitable growth with strong gross margins, positive EBITDA, and secure customer relationships.”

About ConnectM Technology Solutions, Inc.

ConnectM is a technology company focused on advancing the electrification economy by integrating electrified energy assets with its AI-driven technology solutions platform. The Company provides residential and light commercial buildings and all-electric original equipment manufacturers (OEMs) with a proprietary Energy Intelligence Network platform to accelerate the transition to solar and all-electric heating, cooling, and transportation. Leveraging technology, data, artificial intelligence, contemporary design, and behavioral economics, ConnectM aims to make electrification more user-friendly, affordable, precise, and socially impactful. As a vertically integrated company with wholly owned service networks and a comprehensive technology stack, ConnectM empowers customers to reduce their reliance on fossil fuels, lower overall energy costs, and minimize their carbon footprint.

For more information, please visit: https://www.connectm.com/

Contact:

MZ North America

(203) 741-8811

ConnectM@mzgroup.us